Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated February 28, 2024, relating to the financial statements and the effectiveness of internal control over financial reporting of Avidity Biosciences, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023.
/s/ BDO USA, P.C.

San Diego, California
February 29, 2024